Exhibit 99.1

QUALITY SYSTEMS

Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

QUALITY SYSTEMS

Moderator: Lou Silverman

February 5, 2008

3:30 pm CT

Operator:	Good afternoon. My name is Jonathan and I will be your conference operator today. At this time I would like to welcome everyone to the Fiscal Third Quarter Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Mr. Silverman, you may begin your conference.

Lou Silverman:

Thank you Jonathan. Welcome everyone to the Quality Systems Third Quarter Fiscal 2008 Earnings call. Paul Holt, our CFO, and Pat Cline, President of our NextGen Healthcare Information Systems Division, join me as participants on this afternoon’s call.

Please note that the comments made on this call may include statements that are forward looking within the meaning of the securities laws, including

QUALITY SYSTEMS

Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

without limitation, statements related to anticipated industry trends, the company’s plans, products, perspectives and strategies, preliminary and/or projected operating results, capital and equity initiatives and the implementation of/or potential impact of legal, regulatory and accounting requirements.

Actual events or results may differ materially from our expectations and projections and you should refer to our prior SEC filings, including our forms 8K, 10K and 10Q for discussions of the risk factors, management discussion and analysis and other information that could impact our actual performance.

We undertake no obligation to update any projections or forward-looking statements in the future.

I’ll now provide some summary comments on the quarter. Paul and Pat will follow with additional details.

For the quarter the company recorded revenue of $48.1 million, which is a new record for the company. On a year over year basis, total company revenue increased approximately 25%.

NextGen’s revenue for the quarter was a record $44 million, up 29% over the prior year. The QSI Division reported revenue of $4.1 million, which was down approximately 4.6% over the prior year.

Fully diluted earnings per share for the quarter was a record $.40 per share, up from $.32 in the year ago quarter.

Note that the quarter’s financial performance was impacted by a net $.03 per share increase as a result of life insurance proceeds and associated

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

compensation expense related to the recent passing of Mr. Greg Flynn our former Executive Vice President and General Manager.

To take care of a couple of housekeeping items relative and relevant to the QSI Division. Divisional sales staffing is at four FTEs and the division sales pipeline is approximately $3.9 million.

As a reminder, the QSI Division’s pipeline is defined as sales situations where QSI is included among the final three purchase choices and where we believe that the sale will occur within 180 days.

As previously announced, our board approved another quarterly 25 cent per share dividend to be paid to shareholders of record as of March 14, 2008 with an anticipated distribution date of April 7, 2008.

Regarding investor conferences, during the quarter the company presented at the Piper Jaffray and CIBC conferences. In January, the company presented at the JP Morgan conference in San Francisco.

During the remainder of the current quarter, the company is scheduled to present at the UBS, Raymond James and Sidoti conferences.

Regarding acquisitions, we continue to review potentially interesting acquisition opportunities that come to our attention.

In closing my prepared comments for this call, I want to again clearly point out that there are no guarantees that the company or either of its divisions will meet or exceed past, present or expected levels of performance in the future.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

It is possible that investors or analysts will set new short, medium or long-term expectations for the company. In response to this possibility, please continue to note that we do not give out financial guidance to the investment community and we do not comment on guidance advanced by members of the financial community.

I’ll now turn things over to Paul Holt, our CFO.

Paul Holt:	Thanks Lou and hello everyone. Consolidated system sales of $23.7 million this quarter represents an increase of 25% compared to $19 million in the prior year quarter.

Our consolidated maintenance, EDI and other services revenue rose 25% to $24.4 million compared to $19.5 million in the year ago quarter.

Consolidated gross profit margin this quarter came in at 66.4% down slightly from 67% a year ago. The decrease in our gross margin over last year was due primarily to a relatively larger amount of hardware and third party software as a percentage of system sales.

Our total SG&A expense increased by approximately $2.7 million to $13.3 million in the quarter. That compares to $10.6 million a year ago.

The increase in SG&A expenses compared to the prior year was primarily due to $1.9 million in higher compensation expenses due to increased headcounts, $0.6 million in increased selling related expenses, $0.5 million in our corporate expenses and that was offset by a decline of $0.3 million in other general and administrative expenses.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

SG&A expense as a percentage of revenue this quarter increased to 27.6%. That’s roughly unchanged but slightly higher compared to the year ago quarter, which was 27.5%.

Interest income in the three months ended December 31, 2007 decreased to $710,000 compared to $935,000 in the year ago quarter. Interest income this quarter declined primarily due to a greater portion of funds invested in tax favored auction rate securities which offer lower interest rates but higher after tax yields compared to money market or short term U.S. treasuries.

The company’s effective income tax rate was roughly unchanged compared to the year ago quarter at 35.7% compared to 35.6% a year ago. The effective rate for our current quarter was impacted by the receipt of tax-free insurance proceeds during the quarter as well as an increase in deductions for qualified production activities, the addition of tax-exempt interest income and deductions related to incentive stock options.

The prior year quarter included the reenactment of Federal R&D tax credit statutes, which occurred during the quarter resulting in a catch up of the prior two quarters worth of R&D tax credit.

Moving to divisional performance, system sales in our NextGen Division rose 28% to $22.8 million this quarter compared to $17.9 million in the year ago.

Continued growth of NextGen’s base installed users drove maintenance, EDI and other revenue in that division 30% higher than last year at $21.2 million versus $16.3 million a year ago.

Operating income in the NextGen Division was up 33% to $17, 823,000 compared to $13,423,000 a year ago.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

The Dental Division reported a year over year decline of 5%; reporting revenue of $4,072,000 compared to $4,266,000 a year ago. Operating income for the QSI Division was $650,000.

Moving on to our balance sheet. Our cash and marketable securities increased by approximately $5.5 million dollars this quarter to $78.4 million or $2.86 per share compared to $72.9 or $2.67 at the end of the prior quarter.

Note that the company paid a dividend of approximately $6.8 million or 25 cents per share in October of 2007 and again in January of 2008.

The Board of Directors has also declared an additional $.25 per share dividend to shareholders of record on March 14, 2008 to be paid in early April 2008.

This quarter our DSOs were unchanged compared to the prior quarter at 138 days. DSOs in the year ago quarter was 140. DSOs net of amounts included in both accounts receivable and deferred revenue was also unchanged compared to the prior quarter at 90 days.

DSOs by division was 96 days for the QSI Division and 142 days for NextGen Division.

Deferred maintenance and services revenue at $41.3 million was up $1.4 million from the prior quarter and up $0.7 million compared to the prior year.

And as I customarily do, I’m going to provide our non-cash expenses for the quarter which break down as follows.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

Total amortization expense: $1,085,000; $33,000 for QSI; and $1,052,000 for NextGen. Total depreciation expense: $616,000. That’s $64,000 from QSI and $552,000 for NextGen. Stock option compensation, which is non-cash expense, was $921,000 in the quarter.

And our investing activities were as follows. Capitalized software: $1,447,000; that’s $62,000 for QSI and $1,385,000 for NextGen. Fixed assets: $487,000; that’s $30,000 for QSI and $457,000 for NextGen.

Again I want to thank you all for being on our call and your interest in our company. And I’ll turn things over to Pat Cline, President of our NextGen Division who will provide you an update on NextGen.

Patrick Cline:	Thank you Paul. I’m very pleased with NextGen’s record setting performance. During the quarter we executed about 50 new agreements and our pipeline has increased to over $80 million.

As I reported on our last call, the size of our sales force was reduced somewhat last quarter. Our sales force currently stands at 58 people. Directionally we want to continue to increase the number of sales people, but we feel it’s critical to maintain top quality as we do.

NextGen continues to compete very effectively in the marketplace winning key deals against our competition and our market continues to be robust.

I’d like to once again thank NextGen employees for their dedication to customer service and I’d like to thank our customers for the confidence that they place in our company.

Jonathan, we’re ready for questions.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

Operator:

At this time I would like to remind everyone if you would like to ask a question, please press star then the number 1 on your telephone keypad. Again that’s star then the number 1. And we’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Brett Jones.

Brett Jones:

Hi. Good afternoon. I was wondering if we could dig into the declining gross margin a little bit more. You mentioned the primary driver was hardware. I was wondering if you could quantify that a little bit.

Paul Holt:	Brett, we get into a lot more detail on the Q which is going to be filed shortly. So I guess if I could I’d just point you in that direction for now, and if you have anything more you can follow up.

Brett Jones:	Okay. But can you speak maybe to was there increased pricing pressure compared to last year or what you’ve seen recently in the most recent quarters?

Patrick Cline:

This is Pat. I can speak from a competitive standpoint. Over the last few quarters and as I’ve mentioned on the last call or two, we have seen our competition get a little more aggressive with pricing. And while we haven’t changed our list pricing, we have reacted on a case-by-case basis where it strategically makes sense to do so.

But I think the decline in margin is more attributable not so much to any abnormal level of discounting, but to the mix as Paul mentioned. Just a little bit of hardware with the margins that we get relative to hardware as you can imagine can swing the gross margin number a little bit.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

Brett Jones:	So would you say that the number of these strategic relationships where you might discount, have those gone up or are those pretty much the same?

Patrick Cline:

Over the last few quarters we’ve seen a little bit of a trend where we might meet competition a little bit more, but no. I actually looked at this a few days ago, looked year over year, actually went back a few years and didn’t see anything meaningful.

Brett Jones:	All right. Great. Thank you. I’m sorry Pat. Did you say there were 50 new agreements signed in the quarter?

Patrick Cline:	Yes.

Brett Jones:	So that’s down from 70 in, 70 in the quarter before that.

Patrick Cline:	That’s correct.

Brett Jones:	Would you say the average deal size has gone up since sales were...

((Crosstalk))

Patrick Cline:

The average deal size has gone up. I mentioned also on a prior call that some practices were waiting to see what the local health system, hospital or other organization was going to do relative to the Stark relaxation and safe harbor. But at the same time, fortunately, we have seen some of those large health systems and organization making purchases. So the number of deals is down, but the average deal size is considerably up.

Brett Jones:	Okay. So that’s primarily structure.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

Patrick Cline:

Well, it’s difficult to say. We do continue to see more interest or heightened level of interest related to the Stark relaxation and safe harbor. Some of our large accounts have that in mind as they make the purchase, yes.

Brett Jones:	All right. Great. Thank you very much.

Patrick Cline:	Thank you.

Operator:	Your next question comes from the line of Ross Muken.

Mike:	Hey guys. It’s actually Mike, in for Ross. Congratulations on the quarter.

Patrick Cline:	Thank you.

Mike:

I just want to delve a little bit into this issue talked about in terms of pricing and some of your competitors getting a little more aggressive on pricing. Can you talk about what ends of the market in terms of the big deals versus the small deals and where you’re seeing the pricing pressure?

Patrick Cline:

I haven’t done or we haven’t done an analysis on that but it seems to be in our sweet spot which is the mid-range and high-end where we see our competition getting more aggressive. But again, it’s not that big of a change.

Mike:

Okay. And then just in terms of implementation times, what kind of trends are you seeing in terms of being able to implement the overall suite. Is it times going up or down or any type of trends you can talk about there?

Patrick Cline:	The trends are long term but it’s becoming easier and easier to implement our systems as we focus on that issue and develop quick start tools, methodologies

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

and better training programs, computed based training and those kinds of things. So it’s an area where we’ve focused for a number of years. And the long-term trend is it gets easier and we implement faster.

Mike:

Okay. And then just one more final question. I know Lou mentioned that you guys would continue to look to acquisitions if there was anything attractive. Is there any one kind of technology or, you know, customer area that you’re looking to potentially beef up should something come up?

Louis Silverman:

Right now we’re keeping our eyes open, ears open and options open so I think we’d prefer to look on a kind of broad range of things as opposed to focus on one place or another. Over time, I’ve talked about interest in potential market share acquisitions as one example of something we might be interested in.

A second example would be opportunities to expand and deepen the relationships that we have with the customers that we know and that know us. So a variety of service opportunities exist in that area.

One that comes up in discussions frequently from your guys’ end of the table is revenue cycle management and I would certainly keep that on the list. But I think the broad theme is that from an interest and search perspective, we’d like to keep our options open but those are a couple of areas that are on the list for us.

Mike:	Great. Thanks guys. Congratulations again.

Patrick Cline:	Thank you.

Operator:	Your next question comes from the line of Sean Wieland.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

Sean Wieland:	Hi. Thank you. First question on the sales force. Pat can you remind us where your sales number of reps you had last quarter?

Patrick Cline:	I believe that number, Sean, was 67.

Sean Wieland:	Okay. So what’s - did you say 58 this quarter?

Patrick Cline:	Fifty-eight. That’s correct.

Sean Wieland:	Okay. So what’s - can you give us a little insight as to what’s going on there?

Patrick Cline:

Well, I’m not sure. As I mentioned, it’s important to us that we maintain quality, not just in terms of the rep’s ability to sell but also with respect to their integrity and honesty and their care for the customer.

And while we lost a couple of reps that I would have liked to keep, most of the turnover was caused or most of the turnover decisions were made by the company. Generally, it’s the weaker sales reps that are let go; the ones that aren’t performing or aren’t performing well enough.

So shrinking the sales force a little bit as we strive for that quality really doesn’t have a significant impact on sales as you can see form the performance in the quarter.

Again, directionally we want to grow the sales force and 58 is at this point what I see as a good jumping off point. For most of or at least many quarters in ‘07 that’s about where the number was and we think we’ve shored up the quality. We’ve got a number of terrific performers and a number of new folks that we think we’ll be bringing to the company in short order.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

Sean Wieland:

Okay. I’m just trying to get a little more clarity on this. So a year ago you also had 58 reps and it looks like over the, you know, three quarters you added about nine reps. And now you’re back down to where you were. The incremental nine reps, are those reps still here or were they bad hires and they’re gone?

Patrick Cline:

Well it’s going to be a combination and I don’t have the sort of the person-by-person details in front of me. But no, we made what I would characterize as very good hires in the last year and we’ve made, as all companies do, I would characterize as a few lousy hires.

And I think we’re being prudent in taking the ones either that were on board prior to this period that we’re discussing that aren’t performing and weeding them out or making decisions quickly enough on the ones that aren’t coming up to speed fast enough.

Lou Silverman:

Sean, this is Lou. If this helps at all, there was no strategic initiative put in place to downsize the sales force. This is really more of a sales management issue and as Pat mentioned, our objectives continue to be to increase the sales force. So there was no - if you’re thinking about was there a corporate effort at downsizing or anything like that, the answer is no.

Sean Wieland:	Okay. The beginning of the year you talked about a goal at year end of having 70 reps. Can you update that?

Patrick Cline:	I think I’m going to stop short of updating it. I think we’ll finish the year in this regard in better shape, but I doubt we’ll hit the 70.

Louis Silverman:	And we’ve also said consistently, Sean, that whatever goals we put in place for sales force headcount, at no time were we interested in sacrificing quality for

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

quantity and that remains a key part of our overall sales staffing and hiring strategy.

Sean Wieland:	Okay. One other question. CCHIT certification. Can you update us on where you are with that? And I believe you have the ‘08 certification done and how is that helping you in the field?

Patrick Cline:

Actually the ‘08 certification process has not commenced. No company has the ‘08 certification. But we’re one of the few companies to have ‘07 certification as many of our competitors still talk about their ‘06 certifications. It has helped us in the market.

The Stark exemption states pretty clearly that in order to qualify for safe harbor, your solution has to be certified within the last 12 months. And many of the sophisticated purchasers out there understand that and look toward products that have been certified in the last 12 months as opposed to those that claim that they’re certified under the more relaxed criteria.

We continue to try to drive the criteria and raise the bar because we feel confident that we can shine in that regard where our competitors will fall down. So we look forward to going through the process in ‘08 but we’re not there quite yet.

Sean Wieland:	Okay. And then one last question as it relates to that, on Stark. Would it be possible for you to quantify the impact that you’ve seen in the quarter because of un-Stark related deals?

Patrick Cline:

No. It really wouldn’t be possible. I wish that it was possible. I’d love to have that information as well. But there are so many factors that go into the decisions for health systems that all we have is sort of anecdotal evidence.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

Sean Wieland:	So of the 50 contracts that you signed, can you - is there maybe a ballpark number that were bought by hospitals?

Patrick Cline:

I also don’t have that in front of me but typically out of that number of agreements, there are going to be 10 or so percent that might be large deals and some subset of that that would be hospital deals.

Sean Wieland:	Okay. All right. Thank you very much.

Patrick Cline:	Thank you.

Operator:	And your next question comes from the line of Richard Close.

Richard Close:

Yeah. Just I guess follow on to some of Sean’s questions. With respect to the sales force, how would you characterize the tenure today, maybe average tenure, versus at the beginning of the fiscal year? Has it gone up? Is it about the same?

Patrick Cline:	I’d say it’s probably about the same.

Richard Close:	Okay. So in that net you’ve lost maybe some experienced people, I don’t know, I guess maybe some super-experienced people but also some of the new guys.

Patrick Cline:

As I mentioned there are a couple, let me say two of the nine, that I would have liked to have kept; experienced tenured people. And there are a number of others that we didn’t feel were performing up to par. I liken it to needing to weed the garden so everything else can grow appropriately.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

Richard Close:	Okay. And then when we’re talking, you know, you have I guess 50 new agreements but your pipeline’s bigger. You have less sales people.

Are you seeing - are your sales people - do you have to have I guess different qualities in sales people nowadays with changes in the Stark, maybe some larger deals in your pipeline of sales people that have to be more focused in on selling hospitals? Is it a different animal so to speak?

Patrick Cline:

Well it is a slightly different animal but I like to think that most of our talented sales people can sell at that level and most of them do sell at that level. I don’t know whether the 50 deals and the larger average selling prices is a long-term trend. We’ll have to wait and see frankly whether we do 10 three million dollar deals or 30 one million dollar deals or 60 five hundred thousand dollar deals, you know, I’d probably like to see 50 deals, 60 deals in a quarter and like to see the selling price continue to come up as large health systems make purchases for hundreds of providers at a time. They’re easier to deal with from an implementation standpoint and a contract management standpoint and a maintenance standpoint. So I don’t think there’s any bad news in this.

Richard Close:

Okay. And then maybe if you could characterize, you know, I guess NextGen sales to existing customers versus the new customers. I mean have you had good response with people coming back to the well so to speak.

Patrick Cline:

Absolutely. Our sales to existing customers continue to go well and continue to trend up over time and I think that’s good evidence that our system works out there and as customers implement what they’ve got, they come back for more.

Richard Close:	Okay. Thank you.

QUALITY SYSTEMS

Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

Patrick Cline:	Thank you.

Operator:	And your next question comes from the line of Sandy Draper.

Sandy Draper:	Thank you. A couple of questions. Pat, I missed it if - did you give the NextGen pipeline?

Patrick Cline:	Yes. It’s up over $80 million.

Sandy Draper:

Okay. And then a question I think for Paul. The maintenance line has bumped up pretty nicely. Looking back over the last few years, it’s done the same. I guess are you - do you sort of do a step up in the December quarter for higher rates for folks? I’m just trying to understand why the maintenance line tends to jump up in the December quarter.

Paul Holt:

Well there’s not a lot of seasonality to that maintenance number. It’s moving up because we’re adding to the number of customers and the number of customers that are already on the system are taking on more licenses in the form of add on purchases and those things are bumping up our maintenance numbers as well. Beyond that, I think that’s really what there is to say about that number.

Sandy Draper:

Okay. Great. And then the final question maybe for Pat. Pat have you seen any increasing interest in hosting, you know, there’s obviously one of your competitors that went public, you know, has gotten at least a lot of attention with the whole hosting and software as a service model. Is that something you guys are having to respond to? Are you getting more questions and just would love to get your thoughts there? Thanks.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

Patrick Cline:

We’ve had a significant amount of interest in hosting for quite some time. In fact, I would venture a guess that north of 10,000 NextGen providers are operating in a hosted fashion today. Hosting is something that NextGen offers as an alternative to practices going out and spending a lot of money on their own environment, their own servers and so forth. And it’s something that we’re happy to do.

If you’re talking about Athena Health and their public offering, I’m not so sure they’re a direct competitor. We compete with them from time to time. But they’re more of a revenue cycle management company. And while there is some crossover, they’re really two different markets.

Sandy Draper:	Great. That’s helpful. Thanks.

Patrick Cline:	Thank you.

Operator:	Your next question comes from the line of Chris Sassouni.

Chris Sassouni:	Yes, could you give us an update on the implementation of the contract agreement that you signed with Health Management Associates?

Patrick Cline:

I’m not aware of probably enough details on that to go into with you, but we have a terrific relationship with that organization. It’s a press release that I’d refer folks to if they’re unaware of that relationship and the additional purchases that HMA made some quarters ago.

But as far as I know, the implementation is going well. And certainly if it’s not, we’ll be all over it to get it turned around. Generally those are the types of customers that we speak about that roll a certain number out, do well with them and purchase more.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

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NextGen’s customer base is comprised, in addition to having small practices and mid-range practices, of some of the largest health systems and national providers of care, hospital systems, and health systems in the country so we hope that these add on purchases and what happens to maintenance and ongoing services continues.

Chris Sassouni:	Would it be fair to say that given the way that the implementation of these kinds of contracts go that at least some of the revenues in this quarter were attributable to that contract?

Lou Silverman:

Chris, you know, we try very hard not to keep individual scores on individual contracts in individual quarters. You know, each dollar pays the rent the same way and that’s been our policy. That continues to be our policy.

Chris Sassouni:	Thank you.

Operator:	Your next question comes from the line of Atif Rahim.

Atif Rahim:	...Stark related sales particularly if there’s any geographies are seeing strengthen in particular?

And then secondly on the competitive pressure that, you know, that, you know, from selected clients, is that perhaps more on the Stark related sales or in some of the smaller deals that comes from the majority of your sales?

Patrick Cline:

We saw a little bit of lead from the western states relative to their interest regarding Stark relaxation and purchasing or donating or subsidizing the purchases of electronic health record systems. But we are seeing a heightened level of interest in all geographies to answer the first part of your question.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

To the second part of your question, no we have seen competitors at the low end get more aggressive. Generally we’re not all that eager to do price matching or discounting very heavily at the low end. And we’ve seen other competitors, at the high end get more aggressive.

I think if I were a competitor of NextGen’s and I wanted to take the focus off of NextGen superior solutions, I would try to bring the discussion to price pretty quickly and I think we’re just seeing that more often.

Atif Rahim:	Okay. And in terms of the pipeline going up, I guess that’s a - is that a function of more Stark related deals which allows (unintelligible)?

Patrick Cline:	I took a look at the pipeline because I had the same question and I didn’t see any material change in mix.

Atif Rahim:	Okay. And then a final question and maybe I missed this on the call, but SG&A seems to have, you know, gone up sequentially while the number of sales people is down.

Is there any way we can, I mean, any reason for that being up still in the 20% plus range? And maybe if it’s an issue of the timing during the quarter, would you expect that to go down by any chance next quarter?

Paul Holt:

Well I think the commissionable revenues were up in the quarter. So you may have had a drop in the number of sales folks that we’ve talked about. But, you know, that could be part of the timing. I don’t have the exact details on all that, but the commissionable sales were higher and so there was a corresponding increase in commission expense to sales folks.

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Moderator: Lou Silverman

02-05-08/3:30 pm CT

Confirmation #33740575

And we’ve got a couple other pieces to SG&A such as corporate related expenses that don’t really have anything to do with the number of sales folks that we have with the company.

Atif Rahim:	Okay. That’s great. Thank you.

Operator:	And you have no further questions at this time.

Louis Silverman:	All right. Well, we appreciate everybody’s attendance on the call and interest in the company and we’ll talk to you again soon. Thank you very much.

Operator:	This concludes today’s conference call. You may now disconnect.

END